Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Biotricity, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.001 par value	457	(c)	1,419,047	(1)	$1.2075	(2)	$1,713,499	$0.00014760	$252.92
Carry Forward Securities
Carry Forward Securities		—	—		—		—		—	—	—

		Total Offering Amounts							$1,713,499		$252.92
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due									$252.92

(1)	The shares of Common Stock will be offered for resale by the Selling Stockholder pursuant to the prospectus contained in the registration statement to which this exhibit is attached. The registration statement registers the resale of an aggregate of 1,419,047 shares of the Registrant’s Common Stock issuable upon conversion of Series B Convertible Preferred Stock (the “Series B Preferred Stock”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low prices for a share of the registrant’s Common Stock as reported on the Nasdaq Capital Market on May 8, 2024, which was approximately $1.2075 per share.